CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2016, relating to the financial statements and financial highlights which appears in the November 30, 2015 Annual Report to Shareholders of Delaware International Small Cap Fund (formerly, Delaware Focus Global Growth Fund) (one of the funds constituting Delaware Group® Global & International Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers

Philadelphia, Pennsylvania

November 23, 2016